EXHIBIT 3.1
SECOND AMENDMENT TO THE BY-LAWS
OF
ADVANCED ENERGY INDUSTRIES, INC.
          This Second Amendment to the By-laws of Advanced Energy Industries, Inc., a Delaware corporation, is made pursuant to Article V of the corporation’s Restated Certificate of Incorporation by resolution of the Board of Directors of the corporation.

1.	Section 5 (Article III) of the By-Laws is replaced in its entirety with the following:
          Section 5. Stockholder Meetings.
     (a) Annual Meeting. The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.
     (b) Special Meetings.
          (i) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the President, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of shares entitled to cast not less than twenty percent (20%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors, shall fix.
          (ii) If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the President, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these By-Laws. If the notice is not given within sixty (60) days after the receipt of the request, the person or persons requesting the meeting may set the time and place of the meeting and give the notice. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.	Section 6 (Article III) of the By-Laws is replaced in its entirety with the following:

          Section 6. Advance Notice of Stockholder Nominations and Other Business.
          (a) Annual Meeting of Stockholders.
          (i) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (A) brought before the annual meeting by or at the direction of the Board of Directors, or (B) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (C) by any stockholder of the corporation who (1) was a stockholder of record at the time of giving notice provided for in this Section 6, (2) at the time of the annual meeting is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Section 6 as to such business or nomination; clause (C) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the corporation’s notice of meeting) before an annual meeting of stockholders.
          (ii) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 6(a)(i)(C) of these By-Laws, the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than the close of business on the later of the 60th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 70 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 6(a)(ii) or Section 6(b)) to the Secretary must:
               (A) set forth, as to the stockholder giving the notice and as to the Stockholder Associated Person (as defined herein), if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books and such Stockholder Associated Person, if any, (ii) (a) the class and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and Stockholder Associated Person, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of the corporation or with a value derived in whole or in part from the value of any class of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class of stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or Stockholder Associated Person has a right to vote any shares of any security of the Company, (d) any short interest in any security of the Company (for purposes of this Section 6 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the shares of the corporation owned beneficially by such stockholder or Stockholder Associated Person that are separated or separable from the underlying shares of the corporation, (f) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (g) any performance-related fees (other than an asset-based fee) that such stockholder or Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household and (h) any prior campaigns against the corporation by the stockholder or the Stockholder Associated Person, (iii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (iv) any other information relating to such stockholder or Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
               (B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and Stockholder Associated Person, if any, on whose behalf the proposal is made, as well as (i) such other information concerning such business and the stockholder proponent as would be required by the appropriate Rules and Regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the proposal and (ii) a description of all agreements, arrangements and understandings between such stockholder and Stockholder Associated Person, if any, and any other person or persons (including their names) in connection with the proposal of such business;
               (C) set forth, (i) as to each person whom the stockholder proposes to nominate for election or reelection to the Board of Directors (each a “Proposed Nominee”) (a) the name, age, business address, and residence address of the Proposed Nominee, (b) the principal occupation or employment of the Proposed Nominee, (c) the class and number of shares of the corporation which are directly or indirectly owned beneficially and of record by the Proposed Nominee, (d) all information relating to the Proposed Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including the Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and Stockholder Associated Person, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each Proposed Nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Securities and Exchange Commission if the stockholder making the nomination and any Stockholder Associated Person on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. The corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such Proposed Nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and
               (D) with respect to each Proposed Nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement as set forth in this Section 6(a)(ii)(D). To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 6(a)(ii) of these By-Laws) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (1) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

               (E) A stockholder providing notice of with respect to Section 6(a)(ii) or Section 6(b) shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 6(a)(ii) or Section 6(b) shall be true and correct as of the record date for the meeting and as of the date of the meeting or any adjournment or postponement thereof, as the case may be, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the later of the record date for the meeting or the date notice of such record date is first publicly announced by the corporation (in the case of the update and supplement required to be made as of the record date), and as promptly as practicable after any change in the information required to be provided (in the case of any update or supplement required to be made after the record date).
As used herein, the term “Stockholder Associated Person” of any stockholder means (i) any person controlling or controlled by, directly or indirectly or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Stockholder Associated Person. A person shall be deemed to be “acting in concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement) in concert with, or towards a common goal relating to the management, governance or control of the corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in parallel; provided that a person shall not be deemed to be acting in concert with any other person solely as a result of the solicitation of proxies after the filing of an effective Schedule 14A under Section 14(a) of the Exchange Act. A person acting in concert with another person shall be deemed to be acting in concert with any third party who is also acting in concert with such other person.
          (iii) Notwithstanding anything in the second sentence of Section 6(a)(ii) of these By-Laws to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice pursuant to this Section 6 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

     (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting (or any supplement thereto). If the business stated in the corporation’s notice of a special meeting of stockholders includes electing one or more directors to the Board of Directors, nominations of persons for election to the Board of Directors may be made (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (A) is a stockholder of record at the time of giving of notice provided for in this Section 6 and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in Section 6(a)(ii) as to such nomination. Clause (ii) of this sentence shall be the exclusive means for a stockholder to make nominations before a special meeting of shareholders. To be timely, the stockholder’s notice required by Section 6(a)(ii) of these By-Laws with respect to any Proposed Nominee (including the completed and signed questionnaire, representation and agreement required by Section 6(a)(ii)(D) of these By-Laws) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to the date of such special meeting and not later than the close of business on the later of (Y) the 60th day prior to the date of such special meeting or, (Z) if the first public announcement of the date of such special meeting is less than 70 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth the information called for by Sections 6(a)(ii)(A), (C), (D) and (E).
     (c) General.
          (i) Only such persons who are nominated in accordance with the procedures set forth in this Section 6 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 6. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 6 and, if any proposed nomination or business is not in compliance with this Section 6, to declare that such defective proposal or nomination shall be disregarded.
          (ii) For purposes of this Section 6, “public announcement” shall mean disclosure in a press release reported by a national news service or in any periodic or current report of the corporation filed with or furnished to the Securities and Exchange Commission.
          (iii) Notwithstanding the foregoing provisions of this Section 6, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 6; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 6. Nothing in this Section 6 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these By-Laws.
          (iv) All notices required to be given by a stockholder pursuant to this Section 6 must be in writing and delivered to the secretary of the corporation at the principal executive offices of the corporation in person or by first class United States mail postage prepaid or by reputable overnight delivery service within the time limits specified in this Section 6. Any other form of communication, including without limitation facsimile transmission and email, shall not satisfy the notice requirements of this Section 6 applicable to stockholders.

3.	Section 7 (Article III) of the By-Laws is replaced in its entirety with the following:
Section 7. Notice of Meetings; Waiver of Notice. Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notice shall specify the place, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and in the case of a special meeting the purpose or purposes of the meeting. Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

4.	Section 8 (Article III) of the By-Laws is replaced in its entirety with the following:
Section 8. Quorum. At each meeting of stockholders, except where otherwise provided by law, the Certificate of Incorporation or these By-Laws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, excluding abstentions and broker non-votes, shall be necessary for the transaction of any business other than the election of directors; and directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by law, the Certificate of Incorporation or these By-Laws, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter and, except where otherwise provided by law, the Certificate of Incorporation or these By-Laws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

5.	Section 9 (Article III) of the By-Laws is replaced in its entirety with the following:
Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares casting votes, excluding abstentions. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the General Corporation Law of Delaware, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

6.	Section 12 (Article III) of the By-Laws is replaced in its entirety with the following:
Section 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 12 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

7.	Section 13(c) (Article III) of the By-Laws is replaced in its entirety with the following:
     (c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in Section 228(c) of the General Corporation Law of Delaware. If the action which is consented to is such as would have required the filing of a certificate under any section of the General Corporation Law of the State of Delaware if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given as provided in Section 228 of the General Corporation Law of Delaware.

8.	Section 13(d) (Article III) of the By-Laws is deleted in its entirety.

9.	Section 27 (Article V) of the By-Laws is replaced in its entirety with the following:
Section 27. Officers Designated. The officers of the corporation shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary, and such other officers as the Board of Directors may appoint, including a President, a Chief Operating Officer, one or more Vice Presidents, a Treasurer, one or more Assistant Secretaries and Assistant Treasurers. Each officer shall have the powers and duties set forth in these By-Laws and as the Board of Directors from time to time shall specify. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

10.	Sections 28 (Article V) of the By-Laws is replaced in its entirety with the following:
Section 28.
     (a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed in accordance with Section 31 of these By-Laws. If the office of any officer becomes vacant for any reason, the vacancy may be filled (i) by the Board of Directors, in the case of the Chief Executive Officer and (ii) by the Chief Executive Officer, in the case of all other officers.
     (b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.
     (c) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The Chief Executive Officer, or if there shall at any time be no Chief Executive Officer then the President, shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The Chief Executive Officer, or if there shall at any time be no Chief Executive Officer then the President, shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.
     (d) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
     (e) Duties of Vice Presidents. The Vice Presidents, if any are appointed, may assume and perform the duties of the Chief Executive Officer or President in the absence or disability of the Chief Executive Officer or President, as applicable. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors, Chief Executive Officer or President shall designate from time to time.
     (f) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these By-Laws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties given him in these By-Laws and other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors, Chief Executive Officer or President shall designate from time to time.

11.	Section 43(e) (Article XI) of the By-Laws is replaced in its entirety with the following:
     (e) Non-Exclusivity of Rights. The rights conferred on any person by this By-Law shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a by-law shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law.

12.	Section 46 (Article XIV) of the By-Laws is deleted in its entirety.

13.	Except as expressly amended hereby, the corporation’s By-Laws shall remain in full force and effect without change.
* * * * *
     The undersigned, being the duly authorized and appointed Secretary of the corporation, hereby certifies that the foregoing Second Amendment to the By-Laws of the corporation was duly adopted by the Board of Directors of the corporation at a meeting held on December 8, 2009.

/s/ Thomas O. McGimpsey
Thomas O. McGimpsey, Secretary